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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 14, 2013

Exhibit 5.1

Delphi Corporation

5725 Delphi Drive

Troy, MI 48098

Ladies and Gentlemen:

We have acted as special counsel to Delphi Corporation, a Delaware corporation (the “Company”), and each of the subsidiaries and parent companies of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-3 (File No. 333-185558) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) $800,000,000 aggregate principal amount of the Company’s 5.00% Senior Notes due 2023 (the “Notes”). The Notes are to be issued pursuant to a base indenture dated as of February 14, 2013 among the Company, Delphi Automotive PLC, Wilmington Trust, National Association (the “Trustee”), and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Agent) (the “Base Indenture”) and a supplemental indenture dated as of February 14, 2013 among the Company, the Guarantors, the Trustee and the Agent (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and sold pursuant to an underwriting agreement dated as of February 11, 2013 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein. The Notes are guaranteed by each of the Guarantors pursuant to the terms of the Indenture (the “Guarantees”).

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that when the Notes are duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the Underwriting Agreement against payment therefor, the Notes will be valid and binding obligations of the Company, and each of the Guarantees thereof by each respective Guarantor will be the valid and binding obligation of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

In connection with the opinions expressed above, we have assumed that the Indenture is a valid, binding and enforceable agreement of each party thereto (other than the Company and each of the Guarantors). We have also assumed that neither the issuance and delivery of the Notes or the Guarantees, nor the compliance by the Company or the Guarantors with the terms of the Notes or the Guarantees, respectively, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of Jersey, the United Kingdom and Michigan, we have relied, without independent investigation, on the opinions of Carey Olsen, CMS Cameron McKenna LLP and Sean Corcoran, respectively, each filed as an exhibit to a report on Form 8-K and incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule I

State or Other Jurisdiction of Incorporation or Organization
Delphi Automotive PLC	Jersey
Delphi Automotive LLP	England and Wales
Delphi Automotive Holdings Limited	United Kingdom
Delphi Automotive Holdings US Limited	Jersey
Delphi Holdings, LLC	Delaware
Delphi Holdfi UK Limited	England and Wales
Delphi Financial Holdings, LLC	Delaware
Delphi Automotive Systems, LLC	Delaware
Delphi Connection Systems, LLC	Delaware
Delphi International Services Company, LLC	Delaware
Delphi Technologies, Inc.	Delaware
Delphi Trade Management, LLC	Delaware
Delphi Connection Systems Holdings LLC	Delaware
Delphi Properties Management LLC	Delaware
Delphi Global Real Estate Services, LLC	Michigan
Delphi Medical Systems, LLC	Delaware

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